EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Superior Group of Companies, Inc. and Subsidiaries for the year ended December 31, 2018, of our reports dated February 21, 2019, included in its Registration Statement on Forms S-8 (File No. 333-105906 and File No. 333-188944) related to the financial statements as of December 31, 2018 and December 31, 2017 and for the three-year period ended December 31. 2018, and internal control for the year ended December 31, 2018.

/s/ Mayer Hoffman McCann P.C.

Clearwater, Florida

February 21, 2019